Exhibit 10.1.15

EXECUTIVE EMPLOYMENT AGREEMENT
THIS EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”), effective August 31, 2015 (the “Effective Date”), is made between Costco Wholesale Corporation, a Washington corporation (the “Company”), and W. Craig Jelinek (“Executive”).
WHEREAS, Executive is currently employed as the Company’s President and Chief Executive Officer and is expected to make major contributions to profitability, growth and financial strength of the Company; and
WHEREAS, in consideration of Executive’s employment with the Company, the Company desires to provide Executive with certain compensation and benefits as set forth in this Agreement and to define the parties’ respective rights and responsibilities.
NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements hereinafter set forth and intending to be legally bound hereby, the Company and Executive agree as follows:

1.	Certain Defined Terms. In addition to terms defined elsewhere herein, the following terms have the following meanings when used in this Agreement with initial capital letters:

(a)
“Annual Base Salary” means Executive’s annual base salary rate, exclusive of bonuses, commissions and other incentive pay, as in effect immediately preceding the Termination Date. As of the Effective Date, Executive’s Annual Base Salary is $700,000.

(b)	“Board” means the Board of Directors of the Company, including any authorized committee of the Board.

(c)	“Cause” means:
(i)an intentional tort (excluding any tort relating to a motor vehicle) which causes substantial loss, damage or injury to the property or reputation of the Company or its subsidiaries;
(ii)any serious crime or intentional, material act of fraud or dishonesty against the Company;
(iii)the commission of a felony that results in other than immaterial harm to the Company’s business or to the reputation of the Company or Executive;
(iv)habitual neglect of Executive’s reasonable duties (for a reason other than illness or incapacity) which is not cured within ten (10) days after written notice thereof by the Board to Executive;
(v)the disregard of written, material policies of the Company or its subsidiaries which causes other than immaterial loss, damage or injury to the property or reputation of the Company or its subsidiaries which is not cured within ten (10) days after written notice thereof by the Board to Executive; or
(vi)any material breach of Executive’s ongoing obligation not to disclose confidential information and not to assign intellectual property developed during employment which, if capable of being cured, is not cured within ten (10) days after written notice thereof by the Board to Executive.

(d)	COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended.

(e)	“Code” means the Internal Revenue Code of 1986, as amended.

(f)
“Disability” means, in the opinion of the Company, the inability of Executive, because of physical or mental illness or incapacity, to perform substantially all of the duties and services required of him under this Agreement for a period of ninety (90) days in the aggregate during any twelve (12) month period; provided, however, for the Company to be able to terminate Executive’s employment with the Company on account of Disability the Company must provide at least ten (10) days’ prior written notice to

Executive at any time after the expiration of such ninety (90) day period that confirms its intention to terminate Executive’s employment as of the date set forth in the notice.

(g)	“Good Reason” means:
(i)a material diminution in Executive’s Annual Base Salary or Target Bonus below the amount as of the Effective Date or as increased during the course of his employment with the Company, excluding one or more reductions (totaling no more than twenty percent (20%) in the aggregate) generally applicable to all senior executives of the Company;
(ii)a material diminution in Executive’s authority, duties or responsibilities;
(iii)a requirement that that Executive report to a corporate officer or employee of the Company instead of reporting directly to the Board;
(iv)a material diminution in the budget over which Executive retains authority;
(v)a material change in the geographic location at which Executive must perform services; or

(vi)	any action or inaction that constitutes a material breach by the Company of this Agreement;
provided, however, that for Executive to be able to terminate his employment with the Company on account of Good Reason he must provide notice of the occurrence of the event constituting Good Reason and his desire to terminate his employment with the Company on account of such within ninety (90) days following the initial existence of the condition constituting Good Reason, and the Company must have a period of thirty (30) days following receipt of such notice to cure the condition. If the Company does not cure the event constituting Good Reason within such thirty (30) day period, the Termination Date shall be the day immediately following the end of such thirty (30) day period, unless the Company provides for an earlier Termination Date.

(h)
“Target Bonus” means the amount of annual cash bonus at target that Executive is eligible for, as in effect immediately preceding the Termination Date. As of the Effective Date, Executive’s target bonus is $200,000.

(i)	“Termination Date” means the last day of Executive’s employment with the Company or a subsidiary or an affiliate of the Company.

2.	Termination.

(a)
Involuntary Termination. In the event of: (i) an involuntary termination of Executive’s employment by the Company for any reason other than Cause, death or Disability, or (ii) Executive’s resignation for Good Reason, subject to Section 4, Executive shall be entitled to the payments and benefits provided in Section 2(b).

(b)	Compensation Upon Involuntary Termination. In the event a termination described in Section 2(a) occurs, subject to Section 4, the Company shall provide Executive with the following:

(c)
1.5 times the sum of Annual Base Salary and Target Bonus, paid in a single lump sum cash payment on the sixtieth (60th) day following the Termination Date. (For purposes of this subsection (i), Annual Base Salary will mean the largest among Executive’s Annual Base Salary immediately prior to (A) the Termination Date, or (B) any reduction of Executive’s base salary described in the first clause of subsection (i) in the definition of Good Reason. For purposes of this subsection (i), Target Bonus will mean the largest among Executive’s Target Bonus immediately prior to (A) the Termination Date, or (B) any reduction of Executive’s target bonus described in the first clause of subsection (i) in the definition of Good Reason.)

(i)
For the period following the Termination Date until Executive is first eligible for Medicare (currently at age sixty-five (65)), Executive, and where applicable, Executive’s spouse and eligible dependents, will continue to be eligible to receive medical coverage under the Company’s medical plans in accordance with the terms of the applicable plan documents; provided, that in order to receive such continued coverage at such rates, Executive will be required to pay the applicable monthly COBRA premiums to the plan provider, and the Company will reimburse Executive, within sixty (60) days following the date such monthly premium payment is due, an amount equal to the monthly COBRA premium payment, less applicable tax withholdings. Notwithstanding the foregoing, if Executive obtains employment during this period that entitles him and his spouse and eligible dependents to comprehensive medical coverage, Executive must notify the Company, and no further reimbursements will be paid by the Company to Executive pursuant to this subsection. In addition, if Executive does not pay the applicable monthly COBRA premium for a particular month at any time and coverage is lost as a result, no further reimbursements will be paid by the Company to Executive pursuant to this subsection. Notwithstanding the above, if the Company determines in its sole discretion that it cannot provide the foregoing benefits without potentially violating applicable law (including, without limitation, section 2716 of the Public Health Service Act), the Company shall in lieu thereof provide to Executive a taxable lumpsum payment in an amount equal to the monthly (or then remaining) COBRA premium that Executive would be required to pay to continue his group health coverage in effect on the Termination Date (which amount shall be based on the premium for the first month of COBRA coverage).

(ii)
Any outstanding stock options held by Executive that are vested and exercisable as of the Termination Date shall remain exercisable, notwithstanding anything in any other agreement governing such options, until the earlier of (A) a period of one year after the Termination Date, or (B) the original term of the option.

(iii)
Any Restricted Stock Units held by Executive that are unvested as of the Termination Date shall vest. Notwithstanding anything to the contrary in the applicable Grant Detail and Restricted Stock Unit Award Agreement, any unvested Restricted Stock Units that so vest will be settled within three (3) business days following the sixtieth (60th) day following the Termination Date.

(iv)
Any of Executive’s performance-based Restricted Stock Units (“PRUs”) that remain outstanding as of the Termination Date shall be treated in accordance with the terms of a written letter agreement or other instrument between the Company and Executive (a “PRU Agreement”); provided, however, that notwithstanding anything to the contrary in the PRU Agreement, none of the PRUs will be settled until after the sixtieth (60th) day following the Termination Date, but in any event by the sixty-fifth (65th) day following the last day of the applicable performance period for the PRUs

3.	Termination of Employment on Account of Disability, Death, Cause or Voluntary Resignation Without Good Reason.

(a)
Termination on Account of Disability. Notwithstanding anything in this Agreement to the contrary, if Executive’s employment terminates on account of Disability, Executive shall be entitled to receive disability benefits subject to and under the terms of any disability plan or program maintained by the Company that covers Executive (including under the original terms of any stock option held by Executive), and Executive shall not receive payments or benefits pursuant to Section 2, except that Executive shall be entitled to the following benefits, subject to Section 4:

(i)
For a period of up to eighteen (18) months following the Termination Date, Executive, and where applicable, Executive’s spouse and eligible dependents will continue to be eligible to receive medical coverage under the Company’s medical plans in accordance with the terms of the applicable plan documents; provided, that in order to receive such continued coverage at such rates, Executive will be required to pay the applicable monthly COBRA premiums to the plan provider, and the Company will reimburse Executive, within 60 days following the date such monthly premium payment is due, an amount equal to the monthly COBRA premium payment, less applicable tax withholdings. Notwithstanding the foregoing, if Executive obtains employment during this eighteen (18) month period that entitles him and his spouse and eligible dependents to comprehensive medical coverage, Executive must notify the Company and no further reimbursements will be paid by the Company to Executive pursuant to this subsection. In addition, if Executive does not pay the applicable monthly COBRA premium for a particular month at any time during the eighteen (18) month period and coverage is lost as a result, no further reimbursements will be paid by the Company to Executive pursuant to this subsection. Notwithstanding the above, if the Company determines in its sole discretion that it cannot provide the foregoing COBRA benefits without potentially violating applicable law (including, without limitation, section 2716 of the Public Health Service Act), the Company shall in lieu thereof provide to Executive a taxable lump-sum payment in an amount equal to the monthly (or then remaining) COBRA premium that Executive would be required to pay to continue his group health coverage in effect on the Termination Date (which amount shall be based on the premium for the first month of COBRA coverage).

(ii)
Any Restricted Stock Units held by Executive that are unvested as of the Termination Date shall vest. Notwithstanding anything to the contrary in the applicable Grant Detail and Restricted Stock Unit Award Agreement, any unvested Restricted Stock Units that so vest will be settled within three (3) business days following the sixtieth (60th) day following the Termination Date.

(iii)
Any of Executive’s PRUs that remain outstanding as of the Termination Date shall be treated in accordance with the terms of the PRU Agreement; provided, however, that notwithstanding anything to the contrary in the PRU Agreement, none of the PRUs will be settled until after the sixtieth (60th) day following the Termination Date, but in any event by the sixty-fifth (65th) day following the last day of the applicable performance period for the PRUs.

(b)
Termination on Account of Death. Notwithstanding anything in this Agreement to the contrary, if Executive’s employment terminates on account of death, Executive shall be entitled to receive death benefits under any death benefit program maintained by the Company that covers Executive (including under the original terms of any stock option or Restricted Stock Units held by Executive), and Executive shall not receive payments or benefits pursuant to Section 2, except that any of Executive’s PRUs that remain outstanding as of the date of death shall be treated in accordance with the terms of the PRU Agreement.

(c)
Termination on Account of Cause. Notwithstanding anything in this Agreement to the contrary, if Executive’s employment terminates by the Company on account of Cause, Executive shall not receive benefits pursuant to Section 2.

(d)
Termination on Account of Voluntary Resignation Without Good Reason. Notwithstanding anything in this Agreement to the contrary, if Executive’s employment terminates on account of a resignation by Executive for no reason or any reason other than on account of Good Reason, Executive shall not receive payments or benefits pursuant to Section 2, except that any of Executive’s PRUs that remain outstanding as of the Termination Date shall be treated in a manner consistent with Section 2(b)(v) of this Agreement.

4.	Conditions on Certain Payments or Benefits.

(a)
General Release of Claims. Notwithstanding anything to the contrary in this Agreement, in consideration of Executive’s receipt of the payments and benefits described under Section 2(b) or Section 3(a), as applicable, Executive agrees that, as a condition to his receipt of any such payments and benefits, he shall timely execute (and not revoke thereafter) a general release of claims (a “Release”), in a form to be provided by the Company, releasing any and all claims of any kind arising from his employment or the termination of his employment with the Company. To be timely, the Release must become effective and irrevocable no later than fifty-five (55) days following the date of Executive’s termination (the “Release Deadline”). If the Release does not become effective and irrevocable by the Release Deadline, Executive will forfeit any rights to the payments and benefits under Section 2(b) or Section 3(a), as applicable.

(b)	Clawback Policies. All amounts payable under this Agreement shall be subject to the terms of the Company’s “clawback” policies as in effect from time to time.

5.
Accrued Obligations. To the extent not modified by this Agreement, Executive shall receive any amounts and benefits earned, accrued, or owing but not yet paid to him as of the Termination Date in accordance with the terms of any applicable employee benefit plans, programs, policies and arrangements of the Company.

6.	Tax Matters.

(a)
Withholding of Taxes. The Company may withhold from any amounts payable under this Agreement all federal, state, city or other taxes as the Company determines it is required to withhold pursuant to any applicable law.

(b)
Parachute Excise Tax. In the event that any amounts payable under this Agreement or otherwise to Executive would (i) constitute “parachute payments” within the meaning of section 280G of the Code or any comparable successor provisions and (ii) but for this subsection would be subject to the excise tax imposed by section 4999 of the Code or any comparable successor provisions (the “Excise Tax”), then such amounts payable to Executive hereunder shall be either:

(i)	provided to Executive in full; or

(ii)	provided to Executive to the maximum extent that would result in no portion of such benefits being subject to the Excise Tax;
whichever of the foregoing amounts, when taking into account applicable federal, state, local and foreign income and employment taxes, the Excise Tax and any other applicable taxes, results in the receipt by Executive, on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be subject to the Excise Tax. Unless the Company and Executive otherwise agree in writing, any determination required under this subsection shall be made in writing in good faith by a nationally recognized accounting firm selected by the Company (the “Accountants”). In the event of a reduction in benefits hereunder, the reduction of the total payments shall apply as follows, notwithstanding anything to the contrary in Section 12.9 of the Company’s Seventh Restated 2002 Incentive Plan, as amended: (i) any cash severance payment due under this Agreement shall be reduced; (ii) forfeiture of any acceleration of vesting of any equity-based awards subject to section 409A of the Code, with the tranche that would vest last (without any such acceleration) first being subject to forfeiture; (iii) any acceleration of vesting of any equity-based awards not subject to section 409A of the Code shall remain as originally scheduled to vest, with the tranche that would vest last (without any such acceleration) first remaining as originally scheduled to vest, and (iv) reduction of all other payments and benefits in a manner and order of priority that provides Executive with the largest net after-tax value; provided that such other payments and benefits of equal after-tax present value shall be reduced in the reverse order of payment. Notwithstanding anything to the contrary in this Agreement, any reduction under this subsection shall be structured in a manner intended to comply with section 409A of the Code. For purposes of making the calculations required by this subsection, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good-faith interpretations concerning the application of the Code and other applicable legal authority. The Company and Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this subsection. The Company shall bear all costs that the Accountants may reasonably incur in connection with any calculations contemplated by this subsection.

If, notwithstanding any reduction described in this subsection, the Internal Revenue Service (“IRS”) determines that Executive is liable for the Excise Tax as a result of the receipt of amounts payable under this Agreement or otherwise as described above, then Executive shall be obligated to pay back to the Company, within thirty (30) days after a final IRS determination or, in the event that Executive challenges the final IRS determination, a final judicial determination, a portion of such amounts equal to the Repayment Amount. The “Repayment Amount” with respect to the payment of benefits shall be the smallest such amount, if any, that is required to be paid to the Company so that Executive’s net after-tax proceeds with respect to any payment of benefits (after taking into account the payment of the Excise Tax and all other applicable taxes imposed on such payment) are maximized. The Repayment Amount with respect to the payment of benefits shall be zero if a Repayment Amount of more than zero would not result in Executive’s net after-tax proceeds with respect to the payment of such benefits being maximized. If the Excise Tax is not eliminated pursuant to this paragraph, Executive shall pay the Excise Tax.
Notwithstanding any other provision of this subsection, if (i) there is a reduction in the payment of benefits as described in this subsection, (ii) the IRS later determines that Executive is liable for the Excise Tax, the payment of which would result in the maximization of Executive’s net after-tax proceeds (calculated as if Executive’s benefits had not previously been reduced), and (iii) Executive pays the Excise Tax, then the Company shall pay to Executive the amount by which those benefits which were reduced pursuant to this subsection as soon as administratively possible after Executive pays the Excise Tax; provided that, to the extent required by section 409A of the Code, the reimbursement is made on or before the last day of Executive’s taxable year following the taxable year in which the Excise Tax was paid; the right to reimbursement is not subject to liquidation or exchange for another benefit; and the amount subject to reimbursement in one year shall not affect any other amounts eligible for reimbursement in any other year.

7.	Employment Rights; Term of Agreement.

(a)
Employment Rights. Nothing expressed or implied in this Agreement will create any right or duty on the part of the Company or Executive to have Executive remain in the employment of the Company or any subsidiary or affiliate of the Company.

(b)	Term of Agreement. The term of this Agreement shall be one year from the Effective Date, and may be renewed for one or more additional one-year terms upon the written agreement of both parties.

8.	Successors and Binding Agreement.

(a)
The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business or assets of the Company, by agreement in form and substance reasonably satisfactory to Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent the Company would be required to perform if no such succession had taken place. This Agreement will be binding upon and inure to the benefit of the Company and any successor to the Company, including without limitation any persons acquiring directly or indirectly all or substantially all of the business or assets of the Company whether by purchase, merger, consolidation, reorganization or otherwise (and such successor will thereafter be deemed the “Company” for the purposes of this Agreement), but will not otherwise be assignable, transferable or delegable by the Company.

(b)
This Agreement will inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees and legatees. This Agreement will supersede the provisions of any employment, severance or other agreement between Executive and the Company that relate to any matter that is also the subject of this Agreement, and such provisions in such other agreements will be null and void.

(c)
This Agreement is personal in nature, and neither of the parties hereto will, without the consent of the other, assign, transfer or delegate this Agreement or any rights or obligations hereunder except as expressly provided in Sections 8(a) and 8(b). Without limiting the generality or effect of the foregoing, Executive’s right to receive payments hereunder will not be assignable, transferable or delegable, whether by pledge, creation of a security interest, or otherwise, other than by a transfer by Executive’s will or by the laws of descent and distribution and, in the event of any attempted assignment or transfer contrary to this Section 8(c), the Company will have no liability to pay any amount so attempted to be assigned, transferred or delegated.

9.
Notices. For all purposes of this Agreement, all communications, including without limitation notices, consents, requests or approvals, required or permitted to be given hereunder will be in writing and will be deemed to have been duly given when hand-delivered or dispatched by electronic facsimile transmission (with receipt thereof orally confirmed), or five (5) business days after having been mailed by United States registered or certified mail, return receipt requested, postage prepaid, or three (3) business days after having been sent by a nationally recognized overnight courier service such as FedEx or UPS, addressed to the Company (to the attention of John Sullivan, Vice President and Associate General Counsel) at its principal executive office and to Executive at his principal residence, or to such other address as any party may have furnished to the other in writing and in accordance herewith, except that notices of changes of address will be effective only upon receipt.

10.	Section 409A of the Code.

(a)
Interpretation. Notwithstanding the other provisions hereof, this Agreement is intended to comply with the requirements of section 409A of the Code, to the extent applicable, and this Agreement shall be interpreted to avoid any penalty sanctions under section 409A of the Code. Accordingly, all provisions herein, or incorporated by reference, shall be construed and interpreted to comply with section 409A of the Code and, if necessary, any such provision shall be deemed amended to comply with section 409A of the Code and the regulations thereunder. If any payment or benefit cannot be provided or made at the time specified herein without incurring sanctions under section 409A of the Code, then such benefit or payment shall be provided in full at the earliest time thereafter when such sanctions will not be imposed. Any amount payable under this Agreement that constitutes deferred compensation subject to section 409A of the Code shall be paid at the time provided under this Agreement or such other time as permitted under section 409A of the Code. No interest will be payable with respect to any amount paid within a time period permitted by, or delayed because of, section 409A of the Code. All payments to be made upon the Termination Date under this Agreement that are deferred compensation subject to section 409A of the Code may only be made upon a “separation from service” under section 409A of the Code. For purposes of section 409A of the Code, each payment made under this Agreement shall be treated as a separate payment. In no event may Executive, directly or indirectly, designate the calendar year of payment.

(b)
Payment Delay. To the maximum extent permitted under section 409A of the Code, the payments and benefits provided under this Agreement are intended to comply with the “short-term deferral exception” under Treas. Reg. § 1.409A-1(b)(4), and any remaining amount is intended to comply with the “separation pay exception” under Treas. Reg. § 1.409A-1(b)(9)(iii); provided, however, if any amount payable to Executive during the six (6) month period following the Termination Date does not qualify within either of the foregoing exceptions and constitutes deferred compensation subject to the requirements of section 409A of the Code, then such amount shall hereinafter be referred to as the “Excess Amount.” If at the time of Executive’s separation from service, the Company’s (or any entity required to be aggregated with the Company under section 409A of the Code) stock is publicly-traded on an established securities market or otherwise and Executive is a “specified employee” (as defined in section 409A of the Code and determined in the sole discretion of the Company (or any successor thereto) in accordance with the Company’s (or any successor thereto) “specified employee” determination policy), then the Company shall postpone the commencement of the payment of the portion of the Excess Amount that is payable within the six (6) month period following the Termination Date with the Company (or any successor thereto) for six (6) months following the Termination Date with the Company (or any successor thereto). The delayed Excess Amount shall be paid in a lump sum to Executive within ten (10) days following the date that is six (6) months following the Termination Date with the Company (or any successor thereto). If Executive dies during such six (6) month period and prior to the payment of the portion of the Excess Amount that is required to be delayed on account of section 409A of the Code, such Excess Amount shall be paid to the personal representative of Executive’s estate within sixty (60) days after Executive’s death. The Company makes no representation that any or all of the payments and benefits provided under this Agreement will be exempt from or comply with section 409A of the Code and makes no undertaking to preclude section 409A of the Code from applying to any such payment or benefit.

(c)
Reimbursements. All reimbursements provided under this Agreement shall be made or provided in accordance with the requirements of section 409A of the Code, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during Executive’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the taxable year following the year in which the expense is incurred, and (iv) the right to reimbursement is not subject to liquidation or exchange for another benefit.

11.	Governing Law; Arbitration.

(a)
Governing Law. The validity, interpretation, construction and performance of this Agreement will be governed by and construed in accordance with the substantive laws of the State of Washington, without giving effect to the principles of conflict of laws of such State.

(b)
Arbitration. Any controversies or claims arising out of or relating to this Agreement or Executive’s employment shall be fully and finally settled by confidential arbitration in Seattle, Washington, before a single arbitrator. Judgment on an award issued by the arbitrator may be entered in any court having jurisdiction thereof. The arbitrator shall be chosen (i) by agreement of the parties and need not be affiliated with any particular organization, but (ii) absent agreement of the parties, the arbitrator shall be appointed by Judicial Dispute Resolution (“JDR”) in Seattle, Washington, and if JDR is unable to do so, by Judicial Arbitration & Mediation Services, in Seattle, Washington. Absent agreement of the parties to the contrary, discovery and motion practice in the arbitration shall be governed by the Washington Civil Rules and the Local Rules of King County Superior Court, with the understanding that the arbitrator may, at his or her discretion, limit the extent and scope of discovery, and determine the permissibility of pre-hearing dispositive motions. The arbitrator shall fully and finally determine any and all questions of arbitrability. Confidentiality of the arbitration is at the request of, and for the benefit of, both parties. The Company shall be responsible for payment of any and all costs and arbitrator fees of such arbitration. Either party shall have the right to seek emergency injunctive relief in court in aid of arbitration to preserve the status quo pending determination of the merits in arbitration. Venue and jurisdiction for any such action for injunctive relief shall exist exclusively in state and federal courts in King County, Washington.

12.
Validity. If any provision of this Agreement or the application of any provision hereof to any person or circumstance is held invalid, unenforceable or otherwise illegal, the remainder of this Agreement and the application of such provision to any other person or circumstances will not be affected, and the provision so held to be invalid, unenforceable or otherwise illegal will be reformed to the extent (and only to the extent) necessary to make it enforceable, valid or legal.

13.
Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in a writing signed by Executive and the Company. No waiver by either party hereto at any time of any breach by the other party hereto or compliance with any condition or provision of this Agreement to be performed by such other party will be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, expressed or implied with respect to the subject matter hereof have been made by either party that are not set forth expressly in this Agreement. References to Sections are to references to Sections of this Agreement. Any reference in this Agreement to a provision of a statute, rule or regulation will also include any successor provision thereto.

14.
Board Membership. At each meeting of the Company’s shareholders prior to the Termination Date at which Executive’s board term is expiring, the Company will nominate Executive to serve as a member of the Board, subject to required stockholder approval and compliance with the Company’s policies and procedures regarding service as a member of the Board. Upon the termination of Executive’s employment for any reason, unless otherwise requested by the Board, Executive agrees to resign from the Board (and all other positions held at the Company and its affiliates), and Executive, at the Board’s request, will execute any documents necessary to reflect his resignation.

15.
Indemnification and D&O Insurance. Executive will be provided indemnification to the extent permitted by the Company’s and its subsidiaries’ and affiliates’ Articles of Incorporation or Bylaws, including, if applicable, any directors and officers insurance policies, and in accordance with his existing indemnification agreement with the Company.

16.
Employee Benefits. Executive will be eligible to participate in the Company employee benefit plans, programs, policies and arrangements that are applicable to other executive officers of the Company, as such plans, programs, policies and arrangements may exist from time to time and on terms at least as favorable as provided to any other executive officer of the Company.

17.
Business Expenses. Executive will be reimbursed for all reasonable expenses incurred by him in performing his duties hereunder provided that such expenses are incurred and accounted for in accordance with the policies and procedures established by the Company.

18.
No Duplication of Benefits. The payments and benefits provided under this Agreement shall offset substantially similar benefits provided to Executive pursuant to another Company policy, plan or agreement.

19.	Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original but all of which together will constitute one and the same agreement.
Dated: August 31, 2015
COSTCO WHOLESALE CORPORATION

/s/ CHARLES T. MUNGER
Charles T. Munger
Director

EXECUTIVE

/s/ W. CRAIG JELINEK
W. Craig Jelinek
President, Chief Executive Officer and Director